Exhibit 10.1

MASTER PURCHASE AND SALE AGREEMENT

FOR DIGITAL ASSETS

This MASTER PURCHASE AND SALE AGREEMENT FOR DIGITAL ASSETS (this “Agreement”), is made and entered into as of this August 12, 2025, by and between A1, Ltd., a Cayman Islands exempted limited liability company (“A1”) and the entity identified below (“Counterparty”, and together with A1, the “Parties”).

Counterparty Name	Jurisdiction	Counterparty type of entity
Mega Matrix Corp	Delaware	corporation
Mega Matrix, Inc.	Cayman Islands	limited company

WHEREAS A1 desires to enter into purchase or sale transactions in digital assets on a principal basis (each such trade, a “Transaction”) with the Counterparty.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SALE AND PURCHASE OF DIGITAL ASSETS

1.	Execution

a.	Trade Request: The Counterparty may request a transaction to be executed (“Trade Request”) either directly via chat or other electronic or non-electronic communication or via a proprietary electronic order execution system for digital assets maintained by A1 or by any other means of communication mutually agreed by the Parties. Upon receipt of a Trade Request, A1 may accept or reject such Trade Request in its sole discretion or may offer a modified Trade Request. A1 may return an accepted Trade Request to the Counterparty at any time. Acceptance of a Trade Request does not obligate A1 to enter into any Transaction with the Counterparty.

b.	Binding Transaction: Once Counterparty and A1 have agreed to the terms of a sale or purchase, including (i) the asset being traded; (ii) the amount of the asset being traded; and (iii) the price per unit of the traded asset, the Trade Request shall be a binding Transaction for both Parties.

c.	Settlement: The Transaction shall be settled in accordance with the terms in the attached Settlement Annex.

d.	Collateral: A1 reserves the right to require the Counterparty to transfer digital assets or cash to A1 as collateral in advance of entering into a Transaction to address the present, future, actual, contingent or prospective obligations of a Counterparty, such collateral shall be posted in accordance with the Collateral Annex.

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e.	Prefunding: A1 reserves the right to require the Counterparty to transfer digital assets or cash to A1 in advance of entering into a Transaction to address the present, future, actual, contingent or prospective obligations of a Counterparty (such transferred digital assets or cash “Prefunded Assets”). The Counterparty acknowledges and agrees that upon the transfer, all right, title and interest in and to the Prefunded Assets will pass to A1. The Prefunded Assets held by A1 will be an unsecured amount owed by A1 to the Counterparty. This means that:

i.	the Prefunded Assets will not be held by A1 for or on behalf of the Counterparty (whether in a segregated account or otherwise);

ii.	A1 can deal with the Prefunded Assets as its own property; and

iii.	in the event of A1’s insolvency, the Counterparty will only have an unsecured claim against A1 for a cash repayment obligation of an amount equivalent to the value of the Prefunded Assets, and such claim will be subject to the exercise by A1 of any set-off rights A1 may have under this Agreement or under applicable laws and regulations.

The Counterparty has the right to demand the return of Prefunded Assets by giving five (5) business days’ notice in writing and A1 will transfer ownership of some or all of those Prefunded Assets back to the Counterparty, if, in A1’s reasonable opinion, it considers that the aggregate value of the Prefunded Assets exceeds the amount necessary to cover the Counterparty’s obligations to A1, subject to the exercise by A1 of any set-off rights it may have under this Agreement or under applicable law and regulation.

f.	Confirmation: A1 will confirm the terms of the Transaction in a confirmation (“Confirmation”) which will be the final legally binding terms of the Transaction and will supersede any conflicting agreement between the Parties. Upon receipt of the Confirmation, the Counterparty must within one hour of receipt of the Confirmation, review the Confirmation and report any errors or omissions to A1. If the Counterparty has not reported any error or omission to A1 within one hour of receipt of the Confirmation, the Confirmation shall be deemed to be correct. The failure of A1 to send a Confirmation shall not affect the validity of a Transaction.

g.	Authorized Traders. A1 may rely on any communication provided by any person that A1 reasonably believes is authorized by Counterparty, whether or not such person has actual authority, and Counterparty agrees to be bound by such communications.

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h.	Forks and Airdrops. Unless otherwise agreed, any purchased digital asset will not include any additional digital assets resulting from a fork or airdrop that has occurred after execution and before settlement.

i.	Conflicts. A1 is not the Counterparty’s fiduciary, agent or broker. As a result, A1 may have actual or potential conflicts of interest that cannot be completely eliminated. A1 engages in transactions with a large number of different counterparties, each of whose interests may differ. A1 may seek to anticipate near-term counterparty demand and take positions in connection with its risk management activities. A1 may hold positions or trade in a way that may not be aligned with the objectives of the Counterparty. A1’s activities in the market may impact the execution or price of the Counterparty’s Transactions.

j.	Manifest error. If, after the execution of a Transaction, A1 determines that the Transaction contained a Manifest Error, A1 reserves the right to cancel such Transaction whereupon neither Party shall have any obligation to the other in respect of such Transaction. “Manifest Error” means, in relation to a Transaction, the occurrence of an error that A1 reasonably believes to be obvious or palpable, including, but not limited to, quotations for exaggerated quantities or at manifestly incorrect prices.

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS

2.	Representations and Warranties. Each Party represents and warrants to the other, as of the date hereof and as of the date of each Transaction that:

a.	If the Counterparty is not a natural person, (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) it has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate any Transactions; and (iii) its execution and delivery of this Agreement, its performance of its obligations hereunder and the consummation of the Transactions have been duly authorized by all requisite action on its part;

b.	This Agreement has been duly executed and delivered by such Party and constitutes its valid and legally binding obligation, enforceable against Counterparty in accordance with its terms;

c.	Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, does or will violate any applicable law, rule or regulation or conflict with, violate or constitute a default under any material agreement to which it is a party;

d.	It is trading as principal for its own account and not for the account of any other individual, person or entity. For the avoidance of doubt, neither party shall be deemed a client or customer of the other, each is a principal counterparty to the Transaction;

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e.	it has not relied on the other party for any tax or accounting advice concerning this Agreement and it has made its own determination as to the tax and accounting treatment of any Transaction;

f.	Neither it, any direct or indirect owner, nor any Person who controls it, or in the case of a natural person, any relative or close associate or any person who controls the assets used in settlement of any Transaction: (i) bears a name that appears on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC from time to time; (ii) is a Foreign Shell Bank; (iii) resides in or transfers funds from or through an account in a Non-Cooperative Jurisdiction; or (iv) engages in any Prohibited Businesses;

g.	With respect to any digital asset such Party sells, transfers and delivers to the other Party, the transferring Party is the lawful owner of such digital asset with good and marketable title thereto, and the transferring Party has the absolute right to sell, assign, convey, transfer and deliver such digital asset. Such digital assets are free and clear of any and all security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances or similar rights;

h.	It is the owner of each wallet to which it instructs the other Party to make a transfer, and it has good title thereto. Each of its wallets is owned and operated solely for the benefit of such Party, and no person, other than such Party, has any right, title or interest in any such wallet. Notwithstanding the foregoing, each Party may on occasion utilize omnibus wallets on an exchange or at a custodian to settle a Transaction, and such wallets are not owned and operated solely for the benefit of such Party;

i.	It is at all times during the term of this Agreement and any Transaction hereunder, in compliance with all applicable laws, rules and regulations in all material respects. It is not, and has never been, engaged in any market manipulation, front running, spoofing or any other illegal activity;

j.	It is not acting as an exchange, broker or custodian of the other Party;

k.	It is an eligible contract participant under section 1a(18)(A)(i) of the U.S. Commodity Exchange Act of 1936, as amended;

l.	It is not providing the other Party any fiduciary, advisory, exchange or other similar services to the Party, any person related to or affiliated with such Party, any customers of such Party, or any Transaction subject to this Agreement; and

m.	It is solely responsible for any decision to enter into a Transaction subject to this Agreement, including the evaluation of any and all risks related to any such Transaction. In entering into any Transaction, it has not relied on any statement or other representation of the other Party.

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3.	A1 represents that it is engaged in the bilateral purchase and sale of digital assets, including any Transaction contemplated by this Agreement, solely on a proprietary basis for investment purposes for its own account.

4.	If the Counterparty is represented by an Agent, the Agent represents and warrants to A1 as of the date hereof and as of the date of each Transaction that the Agent is authorized to act on behalf of the Counterparty and to make the representations, agreements and acknowledgements in this Agreement on behalf of the Counterparty.

DEFAULT

5.	Events of Default. Any of the following events that occur with respect to the Counterparty will be considered an event of default (“Event of Default”). If the Counterparty has an Event of Default with respect to one Transaction, this shall be deemed to be an Event of Default with respect to all unsettled Transactions:

a.	failure to settle any Transaction when due;

b.	failure to settle in accordance with the Settlement Annex;

c.	a material violation of this Agreement;

d.	any representation or warranty proves to be untrue in any material respect;

e.	a breach in the performance of any other material agreements, conditions, covenants, provisions or stipulations contained in the Agreement;

f.	default in any other agreement or failure to perform any obligation, with A1 or any of its affiliates;

g.	any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings shall be instituted by or against the Counterparty; or

h.	any material adverse change in the assets, business, liabilities, results of operations, prospects, financial condition, value of the business, or the ability of the Counterparty to perform its obligations under the Transaction, as determined by A1 in its reasonable discretion.

6.	Remedies. Upon the occurrence of any Event of Default, A1 may, at its option: (i) close-out, cancel, terminate and/ or liquidate any Transaction or Prefunded Assets of the Counterparty; (ii) use the proceeds obtained from any sale or liquidation to discharge any of the Counterparty’s obligations to A1, including any losses and costs; (iii) in lieu of liquidating any Transactions, elect to determine in good faith, its losses and costs in connection with the Counterparty’s obligations and calculate the amounts owed by Counterparty; (iv) exercise any and all rights under the Collateral Annex; and (v) set-off, net, and recoup any due and payable obligations to Counterparty under this Agreement against any due and payable obligations to the A1. A1’s rights and remedies hereunder are cumulative and are in addition to any other rights and remedies available in law or equity. Counterparty shall remain liable for any unpaid amounts, and, to the extent permitted by law, for interest (as determined by A1) on any amount not paid when due.

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CONFIDENTIALITY

7.	Non-Disclosure. Each Party shall at all times maintain the confidentiality of Confidential Information with the same standard of care as it uses for its own confidential information, but no less than a reasonable standard of care, and will not disclose any Confidential Information or permit any Confidential Information to be disclosed, either directly or indirectly, to any third party without the disclosing Party’s prior written consent. A Party may only disclose Confidential Information to its employees, directors, officers, members, agents, affiliates, and professional advisors or to financial institutions of such Party who have a need to know such Confidential Information for the purpose of carrying out such Party’s obligations under the Agreement. If either Party is required by law, rule or regulation, (the “Required Party”), the Required Party will, to the extent legally permissible, provide the other Party (the “Subject Party”) with prompt written notice of such requirement so that such Subject Party may seek an appropriate protective order or waive compliance with this Section. The Subject Party shall promptly respond to such request in writing by either authorizing the disclosure or advising of its election to seek (at its sole cost and expense) a protective order, or, if such Subject Party fails to respond promptly, such disclosure shall be deemed approved. The confidentiality obligations set forth in this Section shall survive the termination or expiration of this Agreement. Notwithstanding the foregoing, no such notice shall be required in case of routine regulatory audits by a regulatory body having or claiming jurisdiction over the Required Party. “Confidential Information” means any non-public information or data provided or disclosed to a receiving Party in any form or medium including information regarding the disclosing Party’s or its affiliates’ financial condition, management and business, business relationships, accounting practices, systems, contracts, and/or investment strategies as well as the terms and existence of this Agreement and any Transaction. Notwithstanding the above, Confidential Information shall not include information that (i) is or becomes available to the general public other than by disclosure by a receiving Party or its representatives; (ii) was known to a receiving Party previously or was rightfully obtained by a receiving Party from a third party, provided that, in either case, the source of such information was not known to be bound by a confidentiality obligation with respect to such information; or (iii) is independently developed by a receiving Party.

8.	Publicity. Neither Party shall use any other Party’s trade names, trademarks, service marks, or domain name, or otherwise refer to any other Party in any promotional material, website, advertisement, news release or any other publication without such Party’s prior written consent.

9.	Data. A1 is the sole owner of, and retains all right, title and interest in, any price quotation or other pricing data (“Data”), including all intellectual or proprietary rights therein or related thereto. Counterparty may only use Data for the purpose of entering into Transactions with A1. Counterparty will not, and will not permit anyone to, copy, reproduce, retransmit, redistribute, furnish, communicate or otherwise make available any portion, derivation or revision of the Data in any medium, print or electronic, in any manner, whether within or outside Counterparty other than as is necessary to effectuate the Transactions, without the express written consent of A1, except on an anonymized basis to its customers solely for the purpose of facilitating Transactions hereunder. Without limiting the generality of the foregoing, Counterparty may only share Data with its employees, representatives, and affiliates on a need-to-know basis for purposes of trading and shall not share the Data with any proprietary or quantitative trading desks of Counterparty. Data constitutes “Confidential Information” under this Agreement, subject to the exception in the previous sentence.

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LIMITATION OF LIABILITY; INDEMNITY

10.	Limitation of Liability. Neither Party shall have liability: (i) for any act or omission (including insolvency) or delay of any third party, including any bank, digital wallet provider or digital currency exchange or any of their agents or subcontractors, (ii) for any interruption or delays of service, system failure, or errors in the design or functioning of any electronic system, or (iii) for any consequential, indirect, incidental, or any similar damages, other than documented costs of hedging (even if informed of the possibility or likelihood of such damages).

11.	Indemnity. Counterparty will indemnify, defend and hold A1 harmless together with its officers, directors, members, affiliates, employees, agents and licensors (the “Indemnified Parties”) from and against all losses, liabilities, judgments, proceedings, claims, damages and costs (including attorneys’ fees) resulting from any third-party action related to: (i) Counterparty’s breach of the terms of this Agreement, (ii) Counterparty’s violation of any applicable law, rule or regulation, (iii) A1’s reliance on any instruction (in whatever form delivered) which it reasonably believed to have been given by Counterparty, or (iv) other acts or omissions by Counterparty in connection with the execution of Transactions with A1. Counterparty will not settle any matter without A1’s prior written consent unless such settlement contains a full release of the Indemnified Parties and does not otherwise require an admission of liability by any Indemnified Party. For the avoidance of doubt, this indemnity provision shall survive any termination of this Agreement.

MISCELLANEOUS

12.	Term. This Agreement shall remain in effect until terminated in writing by either Party; provided, however, that any termination shall not affect the Parties’ obligations with respect to any Transactions entered into prior to such termination.

13.	Electronic trading: If Counterparty effects transactions through any electronic means, including through the internet, application programming interface, computer to computer interface or any trading system provided by A1, then Counterparty agrees to the Electronic Trading Terms of Service (as amended from time to time).

14.	Risk Acknowledgements. Counterparty agrees and acknowledges the risks disclosed at https://www.anchorage.com/risk-disclosures (as amended from time to time).

15.	Data Privacy. Counterparty and A1 agree that the Data Processing Addendum provided at: https://anchorage-digital.docsend.com/view/rw4azp2vuz6p9dhh (as amended from time to time) shall apply to and is incorporated into this Agreement.

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16.	Rounding. A1 applies certain rounding conventions. Details of these conventions are available on request.

17.	Definitions. Capitalized terms not defined in the Agreement shall have the meanings given to them in the Definitions Annex.

18.	Taxes. Each Transaction is exclusive of any applicable taxes. Each Party shall be responsible for paying its own taxes, if any, in connection with any Transaction.

19.	Notices, Consents, etc. Notices hereunder will be effective upon delivery, if in writing and sent by hand, certified mail, or by overnight courier, return receipt requested, if to A1, c/o CSC Global, c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands and 1 Embarcadero Center #2409 San Francisco, CA 94126 Attention: Legal Department, with an email copy to legal@anchorage.com and trading@anchorage.com and if to Mega Matrix, to 89 Nexus Way, George Town, George Town, Cayman Islands with an email copy to carol.wang@megamatrix.io.

20.	Amendments; Waivers. Counterparty agrees that A1 may amend the provisions of this Agreement at any time upon fifteen (15) days’ notice to Counterparty. Counterparty acknowledges and agrees that by continuing to trade with A1 after such notice period, Counterparty accepts any such amendments to this Agreement. This Agreement may not be otherwise amended without the prior written consent of A1. No consent with respect to any action or omission by a Party shall operate as a consent to, waiver of, or estoppel with respect to, any other or subsequent action or omission. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or at equity.

21.	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

22.	Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without giving effect to principles of conflicts of law. The parties to this Agreement will submit all disputes arising under this Agreement to arbitration in the county of New Castle in the State of Delaware or the United States District Court for the District of Delaware as a forum in accordance with the rules of the American Arbitration Association (“AAA”). No party to this Agreement will challenge the jurisdiction or venue provisions as provided in this section. Each of the Parties hereby waives all right to trial by jury in any lawsuit, action, proceeding or counterclaim arising out of this Agreement.

23.	Entire Agreement. This Agreement and each Transaction executed after the date hereof constitutes the entire agreement between the Parties and supersedes any existing agreements between the Parties, oral or written, concerning this subject matter.

24.	Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be an original, but all such counterparts taken together shall constitute one and the same instrument. Electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

A1, LTD.		Mega Matrix

By:	/s/ Gabriel Pires	By:	/s/ Yucheng Hu
Name:	Gabriel Pires	Name:	Yucheng Hu
Title:	Director	Title:	CEO

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SETTLEMENT ANNEX

At 12PM New York time (“Cutoff Time”) each New York business day (each such day a “Settlement Day”), all previously unsettled Transactions will be net settled in accordance with the following procedures:

1.	Following the Cutoff Time, A1 shall send a calculation of all Transactions subject to settlement for the relevant settlement period (“Settlement Amount”).

2.	The Transactions to be settled in the relevant settlement period shall be net settled, provided they are in respect of the same digital asset and fiat cash currency. Accordingly, if the Parties entered into two or more outstanding Transactions with each other in a given settlement period, then: (a) the Party obligated to deliver the greater amount of a given digital asset across any such Transactions will deliver the net outstanding balance of such digital asset; and (b) the Party obligated to deliver the greater amount of cash across any such Transactions will deliver the net outstanding balance of cash.

3.	Unless otherwise agreed, within one hour of the Counterparty receiving the Settlement Amount calculation from A1, Counterparty shall initiate the transfer of the Settlement Amount to A1’s wallet or account, as specified by A1. Such Settlement Amount shall be delivered by 1PM New York time (“Settlement Deadline”). The delivery of the Settlement Amount will be complete once (x) in the case of digital assets, the transaction is verified by the relevant number of confirmations from the blockchain for the applicable digital asset as reasonably determined by A1, and the assets are available to A1 in its designated digital wallet or (y) in the case of cash, the cash is available to A1 in its designated account.

4.	Unless otherwise agreed, after receiving delivery from the Counterparty, A1 shall initiate the transfer of relevant digital assets or cash, to Counterparty’s wallet or account as provided by Counterparty. Counterparty acknowledges that A1’s delivery may be delayed to any digital wallets or accounts that have not been pre-cleared by A1 in advance. Once A1’s delivery is complete, the Transaction is final and irrevocably settled.

5.	For each calendar day after the Settlement Day on which the Counterparty has not settled, A1 shall assess a default penalty fee of 20% (annualized, calculated daily) on all outstanding portions of the total unsettled balance. In addition to this default penalty fee, A1 may also require the Counterparty to pay any fees, losses, costs and expenses reasonably incurred by A1 as a result of the late settlement.

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DEFINITIONS ANNEX

Capitalized terms not otherwise defined in the Agreement shall have the meanings below.

“Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

“Foreign Shell Bank” shall mean a Foreign Bank without a Physical Presence in any country but does not include a regulated affiliate.

“Non-Cooperative Jurisdiction” shall mean any country or territory that (i) has been designated as a jurisdiction under increased monitoring or a high-risk jurisdiction subject to a call for action by the Financial Action Task Force on Money Laundering (“FATF”), or (ii) has been designated as non-cooperative with international anti-money laundering principles or procedures by any other intergovernmental group or organization of which the United States is a member and with which designation the United States representative to the group or organization continues to concur. See https://www.fatf-gafi.org/publications/high-risk-and-other-monitored-jurisdictions for FATF’s list of jurisdictions under increased monitoring and high-risk jurisdictions subject to a call for action.

“OFAC” shall mean the United States Office of Foreign Assets Control. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at https://ofac.treasury.gov/.

“Person” shall mean any individual, corporation, partnership, association, limited liability company, trust, estate or other entity, either individually or collectively.

“Physical Presence” shall mean a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank (i) employs one or more individuals on a full-time basis, (ii) maintains operating records related to its banking activities, and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

“Prohibited Businesses” shall mean (a) unlicensed money services businesses; (b) manufacture, distribution, sale of marijuana, other drug, controlled substances, pseudo-pharmaceuticals, drug paraphernalia; (c) gambling activities; (d) money laundering, fraud, terrorist financing, or any other types of financial crimes; (e) ponzi scheme, pyramid schemes; (f) wash trading, front running, insider trading, market manipulation, or other forms of market or securities fraud; (g) interactions with OFAC sanctioned jurisdictions, dark net marketplaces, ransomware, mixers/tumblers, ransomware, illicit activity designated wallets or destinations; (h) defense industry, ammunition, firearms, weapons, explosives, and manufacturers; (i) counterfeit coins and notes; (j) entities with bearer share ownership; (k) doing business with a financial institution classified as being of “primary money laundering concern” per a special measures determination by the U.S. Treasury under Section 311 of the USA PATRIOT Act; or (l) any prohibited business or trade restricted goods and services by the Cayman Islands government.

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COLLATERAL ANNEX

This Collateral Annex (“Annex”) supplements and forms part of and is subject to the Agreement.

1. Collateral Terms

(a) Collateral Posting and Collateral Valuation

Upon demand by A1, Counterparty will transfer the demanded amount of unencumbered Digital Asset or Fiat Currency to an A1 wallet address or A1 fiat bank account notified by A1 (together the “Collateral Account”). A1 will value the assets in the Collateral Account in its sole discretion and assign an USD order trading limit (“Execution Limit”) for the Counterparty to execute Transactions. The Execution Limit may be modified by A1 at any time.

(b) Return of Collateral

Upon Counterparty’s written request and full and final settlement of outstanding Transactions, A1 shall within five business days of the request from the Counterparty, transfer ownership of the Collateral back to the Counterparty provided that (i) immediately following such withdrawal or dealing, the amount of Digital Asset or Fiat Currency held in the Collateral Account, will be equal to or exceed the Margin Requirement and (ii) such withdrawal is directed to an address or account in Counterparty’s name that is and remains whitelisted in accordance with A1’s policies and procedures.

(c) Forks and Airdrops; Interest.

Counterparty shall not be entitled to any additional digital assets resulting from a fork or airdrop, or any other event that results in the creation of a new token or any perceived economic benefit to the Counterparty, that shall occur with respect to the Collateral unless otherwise agreed to by the parties. No interest shall accrue on any Digital Asset or Fiat Currency comprising Collateral.

2. Grant of Security Interest

(a) Any Collateral transferred to the Collateral Account shall be held in A1’s own name and interest and not custodied or held on behalf of Counterparty and A1 shall have full rights and use over such Collateral. Counterparty’s rights to such Collateral are limited to the rights specifically created under this Annex.

(b) For valuable consideration, the adequacy and receipt of which is hereby acknowledged, Counterparty pledges, assigns, transfers and delivers to A1, and grants to A1 a continuing and unconditional first priority security interest in the Collateral as security for the payment and performance of Transactions and all its obligations under the Master Agreement.

(c) Counterparty agrees that the security interest granted by Counterparty to A1 constitutes a valid, first priority security interest in the Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral related to any Transaction. Notwithstanding any termination of this Annex, A1’s security interest in the Collateral shall remain in effect for so long as any Counterparty obligation remains outstanding under a Transaction.

(d) Notwithstanding any other provision of this Annex or Section 9-207 of the UCC, Counterparty expressly grants A1 the right, to the fullest extent that it may effectively do so under applicable law, to re-register the Collateral in its own name or in another name other than the Counterparty’s and to pledge, repledge, hypothecate, rehypothecate, sell, lend, or otherwise transfer or use the Collateral, including use the Collateral to for the purpose of collateralizing the Hedge, or for any other purpose not prohibited by this Annex, with all attendant rights of ownership except as provided herein. For the purposes of the return of any hypothecated Digital Asset to Counterparty, A1’s return obligations shall be satisfied by delivering the hypothecated Digital Asset identical to such hypothecated Digital Asset.

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(e) Counterparty agrees that A1 has the rights stated above, with respect to the Collateral pledged for Transactions, in addition to all other rights which A1 may have by law.

(f) Counterparty authorizes A1 at any time and from time to time, at Counterparty’s expense, to file in any jurisdiction any financing statements and amendments that: (i) name the Collateral as collateral thereunder, regardless of whether any particular items of Collateral can be perfected by filing a financing statement under the UCC; (ii) contain any other information required by the UCC for sufficiency or filing office acceptance, including organization identification numbers; and (iii) contain such language as A1 determines helpful in protecting or preserving its rights against third parties. Counterparty ratifies any such filings made prior to the date hereof.

(g) Counterparty acknowledges that the Collateral shall be designated as a “financial asset” for purposes of Section 8-102(a)(9)(iii) of the UCC.

3. Representations and Warranties

In addition to the representations, warranties and acknowledgements provided in the Agreement, each party provides the following additional representations and warranties to the other as of the date hereof and as of the date of each Transaction:

(a) Each party hereto represents and warrants that it has not relied on the other for any tax or accounting advice concerning this Annex and that it has made its own determination as to the tax and accounting treatment of any Transaction or any Digital Asset or funds received hereunder.

(b) Counterparty represents and warrants that it has the right to transfer all Digital Asset and Fiat Currency that is provided as Collateral subject to the terms and conditions hereof, and, free and clear of all liens and encumbrances other than those arising under this Annex and that such Digital Asset Collateral and Fiat Currency has been acquired in accordance with all Applicable Laws.

(c) Counterparty will not create or allow any other security interest or lien on the Collateral, other than those created by this Annex. Additionally, upon A1’s request, Counterparty will execute any financing statement or other document necessary to perfect or otherwise record A1’s security interest in the Collateral.

4. Default

In addition to the Events of Default in the Agreement, the parties agree that each of the following shall also constitute an Event of Default:

(a) failure by Counterparty to comply with any Margin Requirement, including posting additional Collateral, immediately upon request by A1; and

(b) any Collateral (or intended Collateral) ceases to be the subject of a valid, first priority perfected security interest in favor of A1 to secure the settlement of the Transaction, or Counterparty or any of its affiliates or officers, directors, brokers or agents makes a statement in writing to such effect.

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5. Remedies

(a)	Upon the occurrence and during the continuation of any Event of Default, A1 may, at its option, without demand, presentment or notice, all of which are hereby expressly waived, (i) declare all Transactions outstanding hereunder due and payable immediately, (ii) exercise all other rights and remedies available to the A1 hereunder, the Agreement, under applicable law (including the UCC), or in equity and (iii) transfer that portion of the Collateral from the Collateral Account to A1’s operating account that is necessary for the payment of all outstanding amounts due to A1 under this Agreement, including any outstanding Transactions and any costs associated with the settlement of the A1’s Hedge, and any other costs incurred by the A1 due to such default; provided, that upon any Event of Default all Transactions shall automatically become and be immediately due and payable.

(b)	In addition to any rights of set-off A1 may have as a matter of law or otherwise, upon the occurrence of an Event of Default, A1 will have the right (but shall not be obliged) to set off or apply any obligation of the Counterparty owed to A1 (whether or not matured or contingent and whether or not arising under this Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any of A1’s obligations owed to Counterparty (whether or not matured or contingent and whether or not arising under this Agreement and regardless of the currency, place of payment or booking office of the obligation). For the purpose of cross-currency set-off, A1 may convert any obligation at the applicable market exchange rate available on the relevant date. If an obligation is unascertained, A1 may estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

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DEFINITIONS

“Applicable Law” means (regardless of jurisdiction) any applicable (i) federal, national, state and local laws, ordinances, regulations, orders, statutory instrument, rules, treaties, codes of practice, guidance notes, policy statements, customary laws, decrees, injunctions, or judgments and any (ii) ruling, declaration, regulation, requirement, request or interpretation issued by any (or any quasi-) regulatory, judicial, administrative or governmental body or person.

Collateral Account” means collectively, any wallet and/or fiat account used by A1 to hold the Collateral, with a book entry on A1’s records identifying the Collateral as Counterparty’s.

“Collateral” means all Digital Asset or Fiat Currency in the Collateral Account. Collateral includes: 1) the Collateral Account;

2) any new tokens issued or interest paid with respect to any of the Collateral; 3) all rights to receive delivery of or withdraw any of the Collateral or equivalent thereof from the custodian or bank of the Collateral Account and all rights against the custodian or bank with respect to the Collateral Account, any of the foregoing Collateral, and the proceeds thereof; and 4) all proceeds of the foregoing.

“Digital Asset” means any digital asset that the Counterparty and A1 agree upon.

“Fiat Currency” means the lawful currency of the United States, i.e., United States Dollars (USD), or such other lawful currency as agreed between the parties from time to time.

“Governmental Authority” means the government of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hedge” means the A1’s hedge (if any) of its risk with respect to any Transaction.

“Margin Requirement” means an amount determined by A1 from time to time in its sole discretion which may take into account, without limitation: (a) the then current value of the any outstanding liabilities owed to A1 under any Transaction; (b) a change in the market price, liquidity, volatility or any other factor which may have an effect on any Transaction or Digital Asset or Fiat Currency recorded in the Collateral Account; and/or (c) any change in Counterparty’s credit rating or creditworthiness (as determined by A1 in our sole discretion)

“UCC” shall mean the Uniform Commercial Code as in effect in the State of Delaware to the extent such terms are defined.

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Non-US Person Status Representation letter to A1 Ltd

We Mega Matrix represent on behalf of ourselves and any and all users of ours trading with A1, Ltd (“A1”) that as of the date of this letter and as of the date of each transaction we execute with A1, that unless we notify A1 otherwise, we would not be deemed a U.S. Person (as defined in the annex), we will conduct any transaction with A1 as an offshore transaction (as defined in the annex) in accordance with Regulation S as defined by the U.S. Securities and Exchange Commission (“Reg S”), no transaction is a result of directed selling efforts in the U.S. in accordance with Regulation S as defined by the U.S. Securities and Exchange Commission, and we do not and will not use a VPN or other privacy or anonymisation technology to circumvent any geofencing or other restrictions that apply.

Date: August 12, 2025

Signed by:

Name:

Title:

For and on behalf of:Mega Matrix

Annex

“U.S. person” means:

(i)	Any natural person resident in the United States;

(ii)	Any partnership or corporation organized or incorporated under the laws of the United States;

(iii)	Any estate of which any executor or administrator is a U.S. person;

(iv)	Any trust of which any trustee is a U.S. person;

(v)	Any agency or branch of a foreign entity located in the United States;

(vi)	Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(vii)	Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

(viii)	Any partnership or corporation if:

(A)	Organized or incorporated under the laws of any foreign jurisdiction; and

(B)	Formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts.

“United States” and “U.S.” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

“State” means any State, commonwealth, territory, or possession of the United States, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, American Samoa, Guam, or the United States Virgin Islands.

Pursuant to Reg S, an “offshore transaction” takes place when the offer is not made to a person in the United States and either the buyer is outside of the United States (or the offeror reasonably believes that the buyer is outside of the United States) or the transaction is executed on an established foreign securities exchange.

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